Exhibit 10.17

THIS INDENTURE made this 26th day of May, 2015.

IN PURSUANCE OF THE SHORT FORMS OF LEASES ACT

BETWEEN:

PENWEST REVENUE CORP.

herein called the “Landlord”

OF THE FIRST PART;

- and -

TRILLIUM THERAPEUTICS INC.

herein called the “Tenant”

OF THE SECOND PART;

W I T N E S S E T H T H A T:

Article I
DEFINITIONS

1.01                      Definitions

In this lease:

i.	“Additional Rent” means all and any monies required to be paid by the Tenant to the Landlord under or pursuant to the terms of this Lease, save only for Minimum Rent.

ii.	“Architect” shall mean the architect from time to time named by the Landlord or at the option of the Landlord, the Landlord’s engineer or surveyor or certified BOMA contractor. Any certificate provided by the Architect and called for by the terms of this Lease shall be final and binding on the parties hereto save in the case of demonstrable error.

iii.	“Building” means the lands and premises described in Schedule “A” attached hereto as such lands and premises may be altered, expanded, reduced from time to time and the building(s), improvements, equipment and facilities erected thereon or situate from time to time therein, the municipal address of which is 2480-2482-2484-2486- 2488 Dunwin Drive, Mississauga, Ontario.

iv.	“Common Areas” means those areas, facilities, utilities, improvements, equipment and installations in the Building which from time to time are not designated or intended by the Landlord to be leased to tenants of the Building and those areas, facilities, utilities, improvements, equipment and installations which serve or are for the benefit of the Building and which are designated from time to time by the Landlord as part of the Common Areas. Without limiting the generality of the foregoing, Common Areas includes all parking areas and parking garages, if any, all entrances and exits thereto and all structural elements thereof, employee parking areas, access roads, driveways, truckways, delivery passages, the roof, exterior weather walls, exterior and interior structural elements and bearing walls in the improvements comprising the Building, loading and related areas, pedestrian sidewalks, landscaped areas, service areas, corridors, equipment, storage facilities, stairways, ramps, electrical, telephone, meter, valve, mechanical, storage and service rooms, general signs, columns, pipes, electrical, plumbing, drainage, mechanical, heating, ventilating and air conditioning systems and equipment and all other installations, equipment and services located therein or related thereto as well as the structures housing the same.

2

v.	“Landlord” includes the Landlord and its successors and assigns and its authorized representatives.

vi.	“Lease” means this Indenture of Lease and includes any riders and schedules hereto and shall also include any written agreements entered into which have the effect of amending this Indenture from time to time.

vii.	“Lease Commencement Date” means the first date set forth in Section 2.03 of this Lease.

viii.	“Leased Premises” means the premises demised to the Tenant and shown on Schedule “B” attached hereto and more particularly described in Section 2.01 hereof. The boundaries of the Leased Premises shall extend from the top surface of the structural subfloor to the bottom surface of the structural ceiling. The Leased Premises includes all water, gas, sewage, mechanical, telephone or other communication facilities for the exclusive use of the Leased Premises.

ix.	“Lease Year” shall mean a period of time, the first Lease Year commencing on the Lease Commencement Date and ending on the 31st day of December in the calendar year of the Lease Commencement Date. Thereafter Lease Years shall consist of consecutive periods of twelve calendar months ending in each case on December 31st, save for the last Lease Year of the Term which shall terminate upon the expiration or earlier termination of this Lease, as the case may be.

x.	“Minimum Rent” means the annual minimum rent payable by the Tenant pursuant to Section 3.01 hereof.

xi.	“Mortgagee” means any mortgagee or hypothecary creditor (including any trustee for bondholders) of the Building or any part thereof.

3

xii.	“Operating Costs” means the total cost and expense incurred in owning, operating, repairing, replacing, maintaining, managing and administering the Building and the Common Areas, excluding only the original acquisition costs and financing and mortgage charges, but specifically including without limiting the generality of the foregoing, all Taxes, landscaping charges, the total annual cost and expenses of insuring lands, buildings, improvements, equipment and other property in the Building and Common Areas and from time to time owned or operated by the Landlord or for which the Landlord is legally liable in such manner and form with such companies and such coverage and in such amounts as the Landlord or the Mortgagee from time to time determines; cleaning, snow removal; garbage and waste collection and disposal (if any); lighting, electricity, public utilities; the cost of electricity for any signs designated by the Landlord as part of the Building and the Common Areas; salaries, of all personnel including supervisory personnel employed to carry out the maintenance and operation of the Building and the Common Areas, including contributions and premiums towards fringe benefits, unemployment and Workers’ Compensation Insurance, pension plan contributions and similar premiums and contributions; the cost of the rental of any equipment and signs and the cost of building supplies used by the Landlord in the maintenance of the Building and the Common Areas; accounting and audit fees incurred in the preparation of the statements required to be prepared and supplied by the Landlord under the terms of this Lease; legal fees as reasonably attributable to the daily operations of the Building, but excluding legal fees otherwise recoverable and legal fees for lease enforcement; all repairs and replacements to and maintenance and operation of the Building and the Common Areas and the systems, facilities and equipment serving the Building and the Common Areas; depreciation or amortization of the costs, including repair and replacement, of all maintenance and cleaning equipment and master utility meters and the costs incurred for repairing or replacing all other fixtures, equipment and facilities serving or comprising the Building and the Common Areas which by their nature require periodic or substantial repair and replacement and which are not charged fully in the Lease Year in which they are incurred over a period equal to the useful life of a particular repair or replacement, all in accordance with generally accepted accounting principles; interest calculated at two (2) percentage points above the average prime bank commercial lending rate charged during such Lease Year by any Canadian chartered bank designated from time to time by the Landlord upon the undepreciated or unamortized portion of the original cost of all maintenance and cleaning equipment and master utility meters and upon the undepreciated or unamortized portion of the cost of such repairs and replacements referred to above.

Notwithstanding anything to the contrary contained herein, Operating Costs shall not include, and the Tenant shall not be required to pay, any part of any of the following:

(i)	Landlord’s income tax, capital tax, business tax or any other tax personal to the Landlord;

(ii)	costs and expenses properly chargeable to capital account, including, without limitation, the cost of repairs or replacements to the structure of the Building, including without limitation, the foundations, exterior weather walls, subfloor, roof, bearing walls and structural columns and beams of the Building and the cost of major repairs or replacements to the heating, ventilating and air conditioning system and equipment serving the Building;

4

(iii)	the amount of any Sales Taxes (as such term is defined in Section 5.02xi below) paid or payable by the Landlord on the purchase of goods and services included in Operating Costs which may be available to the Landlord as a credit in determining the Landlord’s net tax liability or refund on account of such Sales Taxes;

(iv)	all costs and expenses for which any other tenant of the Building is entirely responsible under the provisions of its lease;

(v)	all costs and expenses recoverable by guarantees and/or warranties given to the Landlord with respect to the Building;

(vi)	all costs and expenses incurred by the Landlord in leasing space in the Building;

(vii)	all costs and expenses incurred as a result of the negligence of the Landlord or those for whom it is at law responsible; and

(viii)	all fines or penalties incurred by the Landlord for late payment of Taxes or other payments for which the Landlord is responsible under this Lease.

xiii.	“Proportionate Share” means a fraction, the numerator of which is the Rentable Area of the Leased Premises (24,000 square feet) and the denominator of which is the Rentable Area of the Building (47,000 square feet), being 51.06%.

xiv.	“Rent” means all Minimum Rent and Additional Rent payable pursuant to the terms of this Lease.

xv.	“Rentable Area of the Leased Premises” means the area expressed in square feet of all floors of the Leased Premises measured from:

(i)	the exterior face of all exterior walls, doors and windows;

(ii)	the exterior face of all interior walls, doors and windows separating the Leased Premises from Common Areas, if any; and

(iii)	the centre line of all interior walls separating the Leased Premises from adjoining leasable premises.

The Rentable Area of the Leased Premises includes all interior space whether or not occupied by projections, structures or columns, structural or non-structural. For the purposes of this Lease, the Rentable Area of the Leased Premises is 24,000 square feet.

xvi.	“Rentable Area of the Building” means the area in square feet of all premises in the Building set aside for leasing by the Landlord from time to time, but excluding all Common Areas. For the purposes of this Lease, the Rentable Area of the Building is 47,000 square feet.

5

xvii.	“Rules and Regulations” means the rules and regulations adopted and promulgated by the Landlord from time to time, in accordance with Section 10.04 below, acting reasonably and in such manner as would a prudent landlord of a reasonably similar building and of which the Tenant receives written notice.

xviii.	“Taxes” means all duties, real property taxes, levies (including, without limitation, commercial concentration levies or any other tax or levy imposed on the Building or the Landlord based on total gross area or floor area), assessments and payments, extraordinary as well as ordinary, whether foreseen or unforeseen, as shall during the Term hereby demised be laid, levied, assessed or imposed upon or become liens upon the Leased Premises or the Building or any part thereof or any appurtenances thereto or the leasehold estate hereby created or as may be levied, assessed or imposed upon the Landlord by reason of its ownership of the Leased Premises and/or the Building, all by virtue of any present or future law, order or ordinance of Canada or of the provincial, city, county or local government or of any department, office or bureau thereof of any other governmental authority. Taxes shall also include any and all penalties, late payment or interest charges imposed by any municipality or other taxing authority as a result of the Tenant’s late payments of any Taxes or instalments thereof. Taxes shall not include the Landlord’s capital tax, income tax or any other tax personal to the Landlord. The Landlord’s calculation of Taxes shall include Taxes that would have resulted from the Building being fully completed, fully assessed and fully occupied by tenants during the Term and any renewals with no special exemptions or reductions and without taking into account any actual or potential reduction of Taxes or change of assessment category or class for occupiable premises in the Building which are vacant from time to time, it being the intent that the Landlord shall receive all credits or reductions of Taxes related to such occupiable but vacant space in the Building.

xix.	“Tenant” shall be deemed and taken to mean each and every person or party mentioned as a Tenant herein, be the same one or more and his, its, her, or their respective heirs, administrators, successors and assigns, as the case may be. If there is more than one Tenant, any notice required or permitted by this Lease may be given by or to any one of them and has the same force and effect as if given by or to all of them. Any reference to Tenant includes, where the context allows, the servants, employees, agents, invitees and licensees of the Tenant and all others over whom the Tenant may reasonably be expected to exercise control.

xx.	“Term” means the period of time referred to in Section 2.03 hereof.

xxi.	“Hazardous Substances” means any contaminant, pollutant, dangerous substance, potentially dangerous substance, noxious substance, toxic substance, hazardous waste, flammable, explosive or radioactive material, urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls and any other substance or material now or hereinafter declared, defined or deemed to be hazardous, toxic, contaminants or pollutants in or pursuant to any applicable federal, provincial or municipal statutes, regulations, orders and by-laws.

6

Article II
GRANT AND TERM

2.01                      Leased Premises

In consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Tenant to be paid, observed and performed, the Landlord demises and leases to the Tenant and the Tenants rents from the Landlord, the Leased Premises. The Landlord and the Tenant acknowledge and agree that the Leased Premises are shown on Schedule “B” attached hereto and that the Rentable Area of the Leased Premises as defined herein is 24,000 square feet.

2.02                       Use of Common Areas

The use and occupation by the Tenant of the Leased Premises shall entitle the Tenant to the use in common with all others entitled thereto of the Common Areas, subject however, to the terms and conditions of this Lease and to the Rules and Regulations for the use thereof as prescribed from time to time by the Landlord.

2.03                      Term of Lease

TO HAVE AND TO HOLD the Leased Premises for and during the Term of ten (10) years, to be computed from the 1st day of November, 2015, and fully to be completed and ended on the 31st day of October, 2025, save as hereinafter provided for earlier termination.

2.04                      Excuse of Performance

Anything in this Lease to the contrary notwithstanding, neither the Landlord nor the Tenant shall be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Lease if same shall be due to any strike, lockout, civil commotion, war-like operation, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, inability to obtain any material or service, through act of God or other cause beyond the control of the Landlord or the Tenant, as the case may be, (providing such cause is not due to the wilful act or neglect of the Landlord or the Tenant, as the case may be). However, the provisions of this Section do not operate to excuse the Tenant from the prompt payment of Minimum Rent, Additional Rent or any other payments required by this Lease.

7

Article III
RENT

3.01                      Minimum Rent

The Tenant covenants and agrees to pay unto the Landlord from and after the Lease Commencement Date a Minimum Rent for the Leased Premises (plus applicable Sales Taxes) payable in equal consecutive monthly instalments in advance on or before the first day of each month, without any prior demand therefor and without any deduction, abatement or set-off whatsoever, as follows:

i.	From November 1, 2015 to December 31,2015 - Minimum Rent Free Period.

ii.	From January 1, 2016 to October 31, 2017 - $228,000 per annum ($19,000.00 per month) calculated at $9.50 per square foot Rentable Area of the Leased Premises.

iii.	From November 1, 2017 to October 31, 2019 - $264,000 per annum ($22,000.00 per month) calculated at $11.00 per square foot Rentable Area of the Leased Premises.

iv.	From November 1, 2019 to October 31, 2021 - $276,000 per annum ($23,000.00 per month) calculated at $11.50 per square foot Rentable Area of the Leased Premises.

v.	From November 1, 2021 to October 31, 2023 - $288,000 per annum ($24,000.00 per month) calculated at $12.00 per square foot Rentable Area of the Leased Premises.

vi.	From November 1, 2023 to October 31, 2025 - $300,000 per annum ($25,000.00 per month), calculated at $12.50 per square foot Rentable Area of the Leased Premises.

The Landlord acknowledges receipt (by the agent Avison Young Commercial Real Estate (Ontario) Inc.) of One Hundred and Seventy Six Thousand, Two Hundred and Eighty Dollars ($176,280.00) to be applied towards payment of the first month’s Minimum Rent, Additional Rent and Sales ‘faxes calculated thereon coming due under the terms of this Lease, the 60th month’s Minimum Rent, Additional Rent and Sales Taxes calculated thereon coming due under the terms of this Lease, and the remaining portion to be applied to a security deposit to be held by the Landlord without interest payable to the Tenant, pending discharge of all of the Tenant’s obligations due under the Lease, and any remaining portion applied against the last two (2) months’ Minimum Rent, Additional Rent and Sales Taxes calculated thereon coming due under the terms of this Lease.

3.02                      Additional Rent

i.	The parties hereto agree that any money required to be paid as Additional Rent shall be deemed to be and be collectible as Rent and the Landlord shall have the same remedies in respect of arrears of Additional Rent as it has in respect of arrears of Minimum Rent. If such amounts or charges are not paid at the time provided in this Lease, they shall nevertheless, if not paid when due, be collectible as Additional Rent with the next instalment of Minimum Rent thereafter falling due hereunder, but nothing herein contained shall be deemed to suspend or delay the payment of any amount of money or charge at the time the same becomes due and payable hereunder or limit any other remedy of the Landlord.

ii.	The Landlord estimates that Additional Rent (including Operating Costs, Taxes, Landlord’s insurance and utilities) for the year 2015 shall be $8.00 per square foot.

8

3.03                      Rent and Additional Rent Past Due

If the Tenant fails to pay, when the same is due and payable, any Minimum Rent, Additional Rent or other amount payable by the Tenant under this Lease, such unpaid amounts shall bear interest from the due date thereof to the date of payment at an annual rate which is three (3) percentage points above the Prime Rate, subject to monthly compounding. For the purposes hereof, “Prime Rate” means the commercial lending rate of interest, expressed as an annual rate, which TD Canada Trust from time to time in Toronto as the reference rate of interest and commonly known as its “Prime Rate” and which serves as the basis upon which effective rates of interest are calculated for Canadian dollar loans made in Canada to its best commercial customers with interest payable as a function of its Prime Rate.

Article IV
NET LEASE

4.01                      Intent

The Tenant acknowledges and agrees that it is intended that this Lease is a completely carefree net lease to the Landlord, except as expressly herein set out, that the Landlord is not responsible during the Term for any costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Leased Premises, or the use and occupancy thereof, or the business carried on therein, and the Tenant shall pay all charges, impositions, costs and expenses of every nature and kind relating to the Leased Premises except as expressly herein set out.

Article V
TAXES

5.01                      Taxes Payable by Landlord

The Landlord shall pay all Taxes which are levied, rated, charged or assessed against the Building or any part thereof subject always to the provisions of this Lease regarding payment of Taxes by the Tenant. However, the Landlord may defer payment of any such Taxes or defer compliance with any statute, law, by-law, regulation or ordinance in connection with the levying of any such Taxes in each case to the fullest extent permitted by law, so long as it diligently prosecutes any contest or appeal of any such taxes, and absorbs directly any additional fine or penalty arising as a result of any such deferral, contest or appeal.

5.02                      Taxes Payable by Tenant

i.	The Tenant shall and will during the Term hereby demised pay and discharge, as Additional Rent, all Taxes levied, laid or assessed on or against the Leased Premises.

ii.	In the event that a separate tax bill is issued by any lawful taxing authority, then the Tenant shall pay its Taxes on the basis of such separate tax bill. If there is no such separate tax bill, then the Tenant’s Taxes shall, at the option of the Landlord, be calculated by the Landlord on the basis of the assessed value of the Leased Premises. In the event that there is not a separate tax bill for the Leased Premises available, and the Landlord elects or is not able to charge on the basis of assessed value, then the Tenant shall pay in lieu thereof its Proportionate Share of all such Taxes levied, rated, charged or assessed from time to time against the Building. In any event, in addition to the Taxes levied or assessed against the Leased Premises, the Tenant shall also pay a Proportionate Share of all such Taxes levied, rated, charged or assessed from time to time against the Common Areas to the extent only that such Taxes on the Common Areas have not been included in the Taxes otherwise charged to the Tenant hereunder.

9

iii.	All Taxes shall be paid by the Tenant to the Landlord upon receipt of an invoice for the ‘faxes from the Landlord or the taxing authority having jurisdiction.

iv.	In the case of assessments for local improvements or betterments which are assessed or imposed during the Term and which may by law be payable in instalments, the Tenant shall only be obligated to pay such instalments as same fall due during the Term, together with interest on deferred payments, on condition that the Tenant shall take such steps as may be prescribed by law to convert the payment of the assessment into instalment payments. Such payments of instalments and any interest thereon shall be made before any fine, penalty, interest or cost may be added thereto for nonpayment of any instalment or interest thereon.

v.	In any suit or proceeding of any kind or nature arising or growing out of the failure of the Tenant to keep any covenant contained in this Article, the certificate or receipt of the department, officer or bureau charged with collection of the Taxes, showing that the tax, assessment or other charge affecting the Leased Premises is due and payable or has been paid, shall be prima facie evidence that such tax, assessment or other charge was due and payable as a lien or charge against the Leased Premises or that it has been paid as such by the Landlord.

vi.	The Tenant shall have the right to contest or review by legal proceedings or in such manner as the Tenant in its opinion shall deem advisable (which proceedings or other steps taken by the Tenant shall be conducted diligently at its own expense and free of expense to the Landlord) any and all Taxes levied, assessed or imposed upon or against the Leased Premises or taxes in lieu thereof required to be paid by the Tenant hereunder. No such contest shall defer or suspend the Tenant’s obligations to pay the Taxes as herein provided pending the contest, but if by law it is necessary that such payment be suspended to preserve or perfect the Tenant’s contest, then the contest shall not be undertaken without there being first deposited with the Landlord a sum of money equal to twice the amount of the Taxes that are the subject of the contest, to be held by the Landlord as an indemnity to pay such Taxes upon conclusion of the contest and all costs thereof that may be imposed upon the Landlord or the Leased Premises.

vii.	The Tenant upon request of the Landlord will promptly exhibit to the Landlord copies of all paid bills for Taxes.

10

viii.	Any Tax relating to a fiscal period of the taxing authority, a part of which is within the Term and a part of which is prior to the commencement of the Term or subsequent to the expiration or earlier termination of the Term, shall, whether or not such Taxes shall be assessed, levied, imposed or become a lien upon the Leased Premises, or shall become payable during the demised term, be apportioned and adjusted between the Landlord and the Tenant as of the stated date of commencement or expiration of the Term, as the case may be.

ix.	If the Tenant designates that Taxes go to support separate schools, the Tenant shall pay the difference, if any, between the rate for separate and public schools to the Landlord, together with any other payment pursuant to this Section 5.02.

x.	Notwithstanding any other provisions of this Section 5.02, the Landlord may, at its option, estimate the amount of Taxes payable by the Tenant during a particular Lease Year and the Tenant shall, at the request of the Landlord, pay one-twelfth of such estimate to the Landlord together with the monthly payment of Minimum Rent, with appropriate adjustments to be made between the Landlord and the Tenant within ninety (90) days after the end of each Lease Year. The Landlord covenants to remit Taxes collected from the Tenant to the appropriate taxing authority having jurisdiction as and when due.

xi.	Despite any other provisions of this Lease, the Tenant shall pay to the Landlord an amount equal to any and all goods and services taxes, sales taxes, value added taxes, business transfer taxes, or any other taxes imposed on the Landlord or the Tenant with respect to the Rent payable by the Tenant to the Landlord under this Lease, or in respect of the rental of space under this Lease, whether characterized as a goods and services tax, sales tax, value added tax, business transfer tax, or otherwise (hereinafter individually and collectively called “Sales Taxes”). The amount of the Sales Taxes so payable by the Tenant shall be calculated by the Landlord in accordance with the applicable legislation and shall be paid to the Landlord at the same time as the amounts to which such Sales Taxes apply are payable to the Landlord under the terms of this Lease or upon demand or at such other time or times as the Landlord from time to time determines. Despite any other provisions of this Lease, the amount payable by the Tenant under this paragraph shall be deemed not to be Rent, but the Landlord shall have all of the same remedies for and rights of recovery of such amount as it has for recovery of Rent under this Lease.

5.03                      Business Taxes and Other Taxes of Tenant

In addition to the Taxes payable by the Tenant pursuant to Section 5.02, the Tenant shall pay as Additional Rent to the lawful taxing authorities or to the Landlord, as it may direct, and shall discharge in each Lease Year, when the same becomes due and payable:

i.	All taxes, rates, duties, assessments and other charges that are levied, rated, charged or assessed against or in respect of all improvements, equipment and facilities of the Tenant on or in the Leased Premises or the Building or any part or parts thereof or the Landlord on account of its ownership thereof or interest therein; and

11

ii.	Every tax and license fee which is levied, rated, charged or assessed against or in respect of any and every business carried on in the Leased Premises or in respect of the use or occupancy thereof or any other part of the Building by the Tenant and every sub-tenant or licensee of the Tenant or against the Landlord on account of its ownership thereof or interest therein, all of the foregoing being collectively referred to as “business taxes” and whether in any case any such taxes, rates, duties, assessments or license fees are rated, charged or assessed by any federal, provincial, municipal or other body during the Term. If there are not separate tax bills provided for business taxes, the Landlord is entitled to allocate business taxes to the Tenant using the methods referred to in subsection 5.02ii hereof.

Article VI
CONSTRUCTION OF LEASED PREMISES

6.01                      Landlord’s Obligation

Subject only to Landlord’s obligations under Section 10.02 and 11.02, and in Schedule D, Section 7, the Landlord covenants and agrees to deliver the Leased Premises in their “as is” condition (“as is” as of April 13, 2015) and Tenant accepts the Leased Premises in “as is” condition (“as is” as of April 13, 2015).

6.02                      Tenant’s Obligation

(a)            The Tenant shall be responsible for installing its own Leasehold Improvements in the Leased Premises to a high standard befitting the quality of the Building, including but not limited to internal partitions and fixtures, together with the cost of any modifications to the Leased Premises required by its occupancy (“Leasehold Improvements”). The Leasehold Improvements to be installed by the Tenant shall be subject to (1) Tenant’s obtaining Landlord approval of Tenant’s plans and specifications, said approval not to be unreasonably withheld or delayed; (2) Tenant complying with all requirements of applicable municipal by-laws, building codes and fire, health and other regulations and all other relevant provincial and federal legislation and regulations thereunder. All Leasehold Improvements shall be effected by contractors selected and engaged by the Tenant. Landlord shall not be entitled to any management, supervisory, administrative or other fees with respect to the Tenant’s Leasehold Improvements.

(b)            All work performed by the Tenant and/or its contractors with respect to the Leased Premises shall:

ii.	be done as expeditiously as possible, in a good and workmanlike manner and with first class new materials;

iii.	be done in compliance with applicable municipal by-laws, building codes and fire, health and other regulation, and such reasonable rules and regulations as the Landlord may make; and

iv.	be done at the cost and risk of the Tenant.

12

Article VII
CONDUCT OF BUSINESS BY TENANT

7.01                      Use of Premises

(a)            The Tenant shall, throughout the Term, use the Leased Premises solely as laboratory facilities, production and testing facilities, research and development, and general business and administrative offices (including a staff kitchen) in keeping with the current standards of the Building, and in accordance with all municipal and governmental laws, bylaws and regulations. The Tenant will not use or permit or suffer the use of the Leased Premises or any part thereof for any other business or purpose.

(b)            During the Term, Tenant shall not be obliged to physically occupy the Leased Premises provided that it complies with all the terms and conditions hereof. Tenant shall be entitled to have access to the Leased Premises 24 hours per day, 7 days per week, 365 days per year.

7.02                      Conduct and Operation of Business

In the conduct of the Tenant’s business pursuant to this Lease, the Tenant shall:

i.	abide by all Rules and Regulations formulated by the Landlord from time to time, including relating to the delivery of goods and merchandise to the Leased Premises;

ii.	not commit or suffer or permit to be committed any waste upon or damage to the Leased Premises or any nuisance or other act or thing which disturbs the quiet enjoyment of any other tenant of the Building and not perform nor carry on any practices which may damage the Building;

iii.	not do nor suffer nor permit to be done any act in or about the Common Areas or the Building which in the Landlord’s reasonable opinion hinders or interrupts the flow of traffic to, in and from the Building and not do nor suffer nor permit anything to be done which in the Landlord’s opinion in anyway obstructs the free movement of parties doing business in the Building;

iv.	not use any travelling or flashing lights or signs or any loudspeakers, television, phonograph, radio or other audio, visual or mechanical devices in manner so that they can be heard or seen outside the Leased Premises without the prior written consent of the Landlord, which consent may be unreasonably withheld.

7.03                      Observance of Law

The Tenant shall, at its sole cost and expense and subject to the other provisions of this Lease, promptly:

i.	observe and comply with all provisions of law including, without limiting the generality of the foregoing, all requirements of all governmental authorities, including federal, provincial, and municipal legislative enactments, by-laws and other regulations now or hereafter in force which pertain to or affect the Leased Premises, the Tenant’s use of the Leased Premises or the conduct of any business in the Leased Premises, or the making of any repairs, replacements, alterations, additions, changes, substitutions or improvements of or to the Leased Premises;

13

ii.	observe and comply with all police, fire, environmental and sanitary regulations imposed by any governmental authorities (whether federal, provincial or municipal) or made by fire insurance underwriters;

iii.	carry out all modifications, alterations or changes of or to the Leased Premises and the Tenant’s conduct of business in or use of the Leased Premises which are required by any such authorities.

Article VIII
BUILDING AND COMMON AREAS – CONTROL AND PAYMENT

8.01                     The Landlord shall operate and maintain the Building in such manner as the Landlord determines from time to time, and in a first class and reputable manner as would a prudent landlord of a similar building having regard to size, age and location.

The Building and the Common Areas are at all times subject to the exclusive control and management of the Landlord. Without limiting the generality of the foregoing, the Landlord has the right in its control, management and operation of the Building and by the establishment of Rules and Regulations with respect to the operation of the Building or any part thereof at all times throughout the Term to close all or any portion of the Building to such extent as may in the opinion of the Landlord’s counsel be legally sufficient to prevent a dedication thereof or the accrual of any rights to any third party or the public; grant, modify and terminate easements or other agreements pertaining to the use and maintenance of all or any part of the Building; obstruct or close off all or any part of the Building for the purpose of maintenance, repair or construction; employ all personnel, including supervisory personnel and managers necessary for the operation, maintenance and control of the Building, provided that in so doing, the Landlord shall not materially interfere with, or impair or interrupt, the reasonable conduct of the Tenant’s business from the Leased Premises.

8.02                      Tenant to Bear Proportionate Share of Operating Costs

In each Lease Year, the Tenant shall pay to the Landlord, as Additional Rent its Proportionate Share of the Operating Costs incurred by the Landlord during such Lease Year.

The Additional Rent provided to be paid herein shall be paid by monthly instalments in advance on the first day of each and every month throughout the Term in an amount to be reasonably fixed from time to time by the Landlord as an estimate of actual expenses. The Landlord shall within ninety (90) days of the end of each Lease Year within the Term hereof or so soon thereafter as is possible submit to the Tenant a statement setting out the Operating Costs and the Tenant’s Proportionate Share thereof, together with copies of such supporting documentation as is reasonably necessary to enable the Tenant to verify such statement or calculations. To the extent that the Tenant’s Proportionate Share is greater than the amount actually paid by it, the Tenant shall forthwith upon receipt of the said statement pay such difference to the Landlord. In the event that the Tenant’s Proportionate Share is less than the amount actually paid, such excess payment shall be refunded by the Landlord to the Tenant.

14

8.03                      Examination of Landlord’s Records

Provided the Tenant is not then in default under this Lease, the Tenant shall have the right, no more often than once per year during normal business hours and upon giving reasonable notice within 90 days of delivery of the statement of Tenant’s occupancy costs (or Additional Rent) for any Fiscal Year, to attend at the Landlord’s office at which its records for the Building are kept, at the Tenant’s sole expense, to examine a sample population of invoices and receipts supporting such statement using standard audit practices (the “Examination”). If the Tenant retains the services of an audit consultant for the Examination, such audit consultant shall be an independent chartered accountant and such audit consultant shall not be one which charges its fees on a contingency fee basis. The Tenant shall reimburse the Landlord for all reasonable costs incurred by the Landlord with respect to the Examination, including, without limiting the generality of the foregoing, time spent by the Landlord’s staff in connection with the Examination. Upon completion of the Examination, the Tenant shall provide the Landlord with copies of all reports, summaries and any other materials prepared by the person carrying out the Examination.

If the audit discloses that statement of Tenant’s occupancy costs (or Additional Rent) for any Fiscal Year is overstated by three percent (3%) or more, the Landlord will pay to the Tenant, on demand, the cost of the audit in addition to the excess overpaid by the Tenant, together with interest on the latter calculated from the first day of such period at the Landlord’s rate of interest as set out in the Lease.

The Tenant acknowledges and agrees that any records reviewed under this provision constitute confidential information of the Landlord, which shall not be disclosed to anyone other than the audit consultant performing the Examination and the principals of the Tenant who receive the results of the Examination. The Tenant further acknowledges and agrees that the disclosure of such information to any other person, whether by the Tenant or anyone acting on behalf of the Tenant, shall constitute an Event of Default under this Lease. Accordingly, the Tenant and its audit consultant shall execute and deliver to the Landlord a confidentiality agreement prepared by the Landlord, in favour of the Landlord, prior to the Examination.

Article IX
SIGNS, AWNINGS, CANOPIES, FIXTURES AND ALTERATIONS

9.01                      Installation by the Tenant

(a)            All fixtures installed by the Tenant shall be new or completely reconditioned. The Tenant shall not make or cause to be made any alterations, additions or improvements or install or cause to be installed any trade fixtures, exterior signs, floor covering, interior or exterior lighting, plumbing fixtures, shades or awnings or make any changes to the Leased Premises without first obtaining the Landlord’s written approval and consent not to be unreasonably withheld or delayed. The Tenant shall present to the Landlord plans and specifications in form, content and such detail as the Landlord may reasonably require for such work at the time approval is sought. The Tenant covenants that any work that may be done in respect of the Leased Premises by or on behalf of the Tenant shall be done in such a manner as not to conflict or interfere with any work being done or about to be done by the Landlord in or about the Building, whether such conflict or interference shall arise in relation to labour unions or otherwise and the Tenant shall obtain all requisite permits, licences and inspections in respect of any such work done by or on the Tenant’s behalf.

15

(b)            Notwithstanding the foregoing, the Tenant shall not require the Landlord’s consent for any alterations and installations performed in the Leased Premises provided that such alterations and/or installations do not (i) affect the structural components of the Building; (ii) affect base Building systems; (iii) require a building permit; (iv) affect parking availability, zoning or the appearance of the Building; and (v) cost in excess of $50,000.00.

(c)            Notwithstanding anything herein contained, the Tenant shall make no alterations, additions or improvements that would lessen the value or Rentable Area of the Leased Premises or the Building, or would interfere with the usage of the Common Areas.

9.02                      Removal and Restoration

(a)            All alterations, decorations, additions and improvements made by the Tenant or made by the Landlord on the Tenant’s behalf by agreement under this Lease shall remain the property of the Tenant for the Term hereof. Such alterations, decorations, additions and improvements shall not be removed from the Leased Premises without prior consent in writing from the Landlord.

(b)            Upon expiration of this Lease, the Tenant shall not be required to remove such alterations, decorations, additions and improvements or restore the Leased Premises to its original condition. Upon the expiration of this Lease, and upon the Tenant’s removal from the Leased Premises, all such alterations, decoration, additions and improvements shall at the option of the Landlord become the property of the Landlord or be removed by the Landlord at the expense of the Landlord.

9.03                      The Tenant Shall Discharge all Liens

The Tenant shall not suffer or permit any construction or other liens to be filed or placed or exist against the title of the lands on which the Leased Premises are situate nor against the Tenant’s leasehold interest in the Leased Premises by reason of work, labour, services or materials supplied or claimed to have been supplied to the Tenant or anyone holding the Leased Premises or any part thereof through or under the Tenant, and nothing in this Lease contained shall be deemed or construed in any way as constituting the consent or request of the Landlord, expressed or implied, by inference or otherwise, to any contractor, subcontractor, labourer or materialman for the performance of any labour or the furnishing of any materials for any specific improvement, alteration or repair of or to the Leased Premises or any part thereof, nor as giving the Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any construction or other liens against the title of the lands on which the Leased Premises are situate. If any such construction lien shall at any time be filed against the Leased Premises, the Tenant shall cause the same to be discharged of record within ten (10) days after the later of the date of filing the same and the date on which the Tenant receives notice in writing of same. If the Tenant shall fail to discharge such construction lien within such period, then, in addition to any other right or remedy of the Landlord, the Landlord may, but shall not be obligated to, procure the discharge of such construction lien by deposit in court or bonding, and in such event the Landlord shall be entitled, if the Landlord so elects, to compel the prosecution of any action for such construction lien by the lien claimants and to pay the amount of the judgment, if any, in favour of the lien claimant with interest, costs and allowances. Any amount paid by the Landlord for any of the aforesaid purposes or for the satisfaction of any other lien, not caused or claimed to be caused by the Landlord, and all reasonable legal and other expenses of the Landlord, including reasonable counsel fees, in defending any such action or in or about procuring the discharge of such lien, with all necessary disbursements in connection therewith, with interest thereon at the rate determined pursuant to section 3.03, from the date of payment shall be repaid by the Tenant to the Landlord on demand, and if unpaid may be treated as Additional Rent as provided in this Lease.

16

9.04                      Signs, Awnings, Canopies and Advertising

i.	The Tenant will not place or suffer to be placed or maintained on any exterior door, wall or window of the Leased Premises any sign, awning or canopy or advertising matter or other thing of any kind, and will not place or maintain any decoration, lettering or advertising matter on the glass of any window or door of the Leased Premises that do not comply with municipal approvals and by-laws and without first obtaining the Landlord’s written approval and consent, such approval and consent not to be unreasonably withheld or delayed.

ii.	The Tenant shall have the right to install, at Tenant’s own cost, building signage in a size and style befitting the quality of the Building, subject to municipal approval and city bylaws. The Tenant further agrees to maintain such sign, awning, canopy, decoration, lettering, advertising matter or other thing as may be approved in good condition and repair at all times.

Article X
MAINTENANCE AND REPAIR OF LEASED PREMISES

10.01                    Maintenance and Repair by the Tenant

The Tenant covenants, subject to Section 11.02, to repair the Leased Premises, reasonable wear and tear not inconsistent with the operation of the Building and the Leased Premises and damage by fire, lightning and tempest and other perils against which the Landlord is insured only excepted. Without limiting the generality of the foregoing, the Tenant agrees that it will at all times keep the Leased Premises (including exterior entrances and all glass and show windows) and all partitions, doors, fixtures, equipment and appurtenances thereof (including lighting, heating and plumbing fixtures and the electrical, mechanical, heating and air conditioning systems serving the Leased Premises) in good order, condition and repair (including periodic painting or redecorating and preventative maintenance as determined by the Landlord and including such repairs or replacements as are required to keep the Leased Premises in good repair and condition), reasonable wear and tear not inconsistent with the operation of the Building and the Leased Premises, damage by fire, lightning and tempest and other perils against which the Landlord is insured only excepted. All aforesaid repairs, restorations and replacements shall be in quality and class equal to the original work or installations.

17

10.02                    Maintenance and Repair By The Landlord

Notwithstanding the provisions of Section 10.01 hereof, the Landlord shall at all times throughout the Term, maintain and repair or cause to be maintained and repaired at its sole cost and expense, the structure of the Building, including without limitation, the foundations, exterior weather walls, subfloor, roof, bearing walls and structural columns and beams of the Building. If, however, the Landlord is required to maintain or repair the structure of the Building and/or any other part of the Building by reason of any act, omission or negligence of the Tenant, or those for whom in law it is responsible, the Tenant shall pay the Landlord’s costs for making such maintenance or repairs, plus fifteen (15%) percent for overhead, upon presentation of a bill therefor, as Additional Rent. Said bill shall include interest at the rate determined pursuant to Section 3.04 on said cost commencing to accrue thirty (30) days after the date the said bill has been provided by the Landlord to the Tenant to the date of payment in full by the Tenant.

If the Tenant refuses or neglects to repair properly as required hereunder and to the reasonable satisfaction of the Landlord as soon as reasonably possible after written demand, the Landlord may make such repairs without liability to the Tenant for any loss or damage that may accrue to the Tenant’s merchandise, fixtures or other property or to the Tenant’s business by reason thereof, and upon completion thereof the Tenant shall pay the Landlord’s costs for making such repairs, plus fifteen (15%) percent for overhead, upon presentation of a bill therefor, as Additional Rent. Said bill shall include interest at the rate of ten percent (10%) per annum on said cost commencing to accrue thirty (30) days after the date the said bill has been provided by the Landlord to the Tenant to the date of payment in full by the Tenant.

10.03                    Surrender of Premises

The Tenant covenants subject to Article IX that it will leave the Leased Premises in good repair, reasonable wear and tear not inconsistent with the operation of the Building and the Leased Premises and damage by fire, lightning and tempest and other perils against which the Landlord is insured excepted. Without limiting the generality of the foregoing, but subject to the provisions of Section 9.02(b) hereof, it is agreed that at the expiration or earlier termination of the Term, the Tenant shall surrender the Leased Premises in the same condition as the Leased Premises were in upon delivery of possession thereto under this Lease, reasonable wear and tear not inconsistent with the operation of the Building and the Leased Premises and damage by fire, lightning and tempest only excepted, and shall surrender all keys for the Leased Premises to the Landlord at the place then fixed for the payment of Rent and shall inform the Landlord of all combinations on locks, safes and vaults, if any, in the Leased Premises. The Tenant’s obligations to observe or perform this covenant shall survive the expiration or other termination of the Term of this Lease.

10.04                    Rules and Regulations

The Rules and Regulations adopted and promulgated by the Landlord from time to time and listed on Schedule “C” attached hereto are hereby made a part of this Lease, and the Tenant agrees to comply with and observe the same. Tenant’s failure to keep and observe said Rules and Regulations shall constitute a breach of this Lease in a manner as if the same were contained herein as covenants. Landlord reserves the right from time to time to amend or supplement said Rules and Regulations and to adopt and promulgate additional Rules and Regulations applicable to the Leased Premises and the Building. Notice in writing of such Rules and Regulations and amendments and supplements, if any, shall be given to the Tenant, and the Tenant agrees thereupon to comply with and observe all such Rules and Regulations, and amendments thereto and supplements thereof, provided that no rule or regulation shall contradict any provision of this Lease. The Landlord shall not be responsible to the Tenant for non- observance or violation of the any of the provisions of such Rules and Regulations or of the terms of any other lease of premises in the Building and the Landlord shall be under no obligation to enforce any such provisions. Provided that such Rules and Regulations are non- discriminatory against the Tenant and are enforced equally against all other tenants of the Building, where applicable.

18

10.05                    Tenant Not to Overload Facilities

The Tenant shall not install any equipment which will exceed or overload the capacity of any utility, electrical or mechanical facilities in the Leased Premises and the Tenant will not bring into the Leased Premises or install any utility, electrical or mechanical facility or service which the Landlord does not approve. The Tenant agrees that if any equipment installed by the Tenant requires additional utility, electrical of mechanical facilities, the Landlord may in its sole discretion if they are available elect to install them at the Tenant’s expense and in accordance with plans and specifications to be approved in advance in writing by the Landlord.

10.06                    Tenant Not to Overload Floors

The Tenant shall not bring upon the Leased Premises or any part thereof, any machinery, equipment, article or thing that by reason of its weight, size or use, might in the opinion of the Landlord damage the Leased Premises and shall not at any time overload the floors of the Leased Premises. If any damage is caused to the Leased Premises by any machinery, equipment, object or thing or by overloading, or by any act, neglect or misuse on the part of the Tenant, or any of its servants, agents or employees, or any person having business with the Tenant, the Tenant will forthwith repair the same, or at the option of the Landlord, pay the Landlord forthwith on demand the cost of making good the same.

Article XI
UTILITIES AND HEATING, VENTILATING AND AIR CONDITIONING

11.01                    Utility Charges

The Tenant shall be solely responsible for and promptly pay as Additional Rent, all charges for heat, water, gas, electricity or any other utility used or consumed in the Leased Premises, or allocated to the Leased Premises by the Landlord. Should the Landlord elect to supply the water, gas, heat, electricity or any other utility used or consumed in the Leased Premises, the Tenant agrees to purchase and pay for the same as Additional Rent at the applicable rates charged to the Landlord by the proper regulatory authority. In the event that the charge for any utility is allocated by the Landlord to the Leased Premises, such charge shall be equitably determined by the Landlord upon the advice of a qualified engineer or technician and such charge and any cost or expense incurred by the Landlord in determining such allocation shall be the sole responsibility of the Tenant. In no event shall the Landlord be liable to any injury to the Tenant, its servants, agents, employees, customers and invitees or for any injury or damage to the Leased Premises or to any property of the Tenant, or to any property of any other person, firm or corporation on or about the Leased Premises caused by an interruption or failure in the supply of any such utilities to the Leased Premises. If so required by the Landlord or by the utility company or requested by the Tenant, separate meters shall be installed in the Leased Premises at the Tenant’s expense.

19

11.02                     Heating, Ventilating and Air Conditioning

i.	The Tenant shall have the right, at its option, to manage the day to day operations of the Leased Premises such as making repairs to the HVAC system, lighting, plumbing, security and other matters relating to the use and occupation of the Leased Premises by the Tenant. Should the Tenant exercise this right, it shall operate, maintain and keep in good repair (including, without limitation, maintenance and repairs occasioned by every day wear and tear) and regulate the heating, ventilating and air conditioning system and equipment serving the Leased Premises in such a manner as to maintain reasonable conditions of temperature and humidity within the Leased Premises. Items that are the responsibility of the Landlord shall be at (he Landlord’s cost and items that are the responsibility of the Tenant shall be at the cost of the Tenant. For greater certainty, the Tenant’s obligation to maintain and repair shall not extend to the replacement of such system and equipment or any major components thereof, and shall be subject to the Landlord’s obligation as set out in Section 11.02ii below.

Should the Tenant decline to exercise the option provided for in Section 11.02i above, then the Tenant shall pay monthly in advance, together with but not as part of monthly instalments of Minimum Rent, the Landlord’s costs and expenses of all repairs to and maintenance and operation of the heating, ventilating and air conditioning system and equipment which serve the Leased Premises. If the Leased Premises are served by a heating, ventilating and air conditioning system and equipment which serves more than one premises in the Building, the Tenant shall be obligated to pay a share only of the foregoing costs and expenses. The Tenant’s share of all such costs and expenses shall be equitably determined by the Landlord upon the advice of a qualified engineer or technician and such costs or expenses shall be allocated amongst the tenants served by the said heating, ventilating and air conditioning system and equipment. The foregoing costs and expenses shall exclude the cost of fuel and electricity consumed by the use of such equipment to the extent only that such costs and expenses are charged separately to and paid by the Tenant pursuant to other provisions of this Lease;

ii.	The Landlord shall, at its sole cost and expense, replace the heating, ventilating and air conditioning system and equipment or any major components thereof if at any time during the Term any of such system, equipment and/or components are incapable of being repaired. If, however, the Landlord is required to repair or replace such system and equipment or any major components thereof as a result of any act, omission or negligence of the Tenant or those for whom it is in law responsible, the Tenant shall pay the Landlord’s cost for making such repairs or replacements, plus fifteen (15%) percent for overhead, upon presentation of a bill therefor, as Additional Rent. Said bill shall include interest at the rate determined pursuant to Section 3.03 on the said cost from the date of completion of such repairs by the Landlord to the date of payment in full by the Tenant.

20

Article XII
INSURANCE AND INDEMNITY

12.01                    Tenant’s Insurance

i.	The Tenant shall throughout the Term, at its own cost and expense, take out and keep in full force and effect and in the names of the Tenant (and the Landlord and the Mortgagee as additional insureds as their respective interests may appear), the following insurance:

(i)	Insurance upon property of every description and kind owned by the Tenant or for which the Tenant is legally liable and which is located within the Building in an amount of not less than ninety percent (90%) of the full replacement value thereof and with coverage against at least the perils of fire and standard extended coverage including sprinkler leakages (where applicable);

(ii)	Broad form boiler and machinery insurance on a blanket repair and replacement basis with limits for each accident in the amount of not less than the replacement cost of all leasehold improvements and of all boilers, pressure vessels, air conditioning equipment and miscellaneous electrical apparatus owned or operated by the Tenant or by others (other than the Landlord) on behalf of the Tenant in the Leased Premises;

(iii)	) Public liability and property damage insurance including personal injury liability, contractual liability and owners’ protective insurance coverage with respect to the Leased Premises and the Tenant’s use of the Common Areas. Such policies shall be written on a comprehensive basis within inclusive limits of not less than Five Million Dollars ($5,000,000.00) for bodily injury or property damage or such higher limits as the Landlord or the Mortgagee may reasonably require from time to time;

(iv)	Any other form of insurance as the Tenant or the Landlord or the Mortgagee may reasonably require from time to time, but only with respect to the Leased Premises, in form, in amounts and for insurance risks against which a prudent tenant would insure.

ii.	All policies required to be written on behalf of the Tenant pursuant to this Section 12.01 shall contain the Mortgagee’s standard mortgage clause, if required by the Mortgagee, and shall contain a waiver of any subrogation rights which the Tenant’s insurers may have against the Landlord and against those for whom the Landlord is in law responsible, whether any such damage is caused by the act, omission or negligence of the Landlord or those for whom the Landlord is in law responsible.

21

iii.	All policies shall be taken out with insurers acceptable to the Landlord and shall be in a form satisfactory from time to time to the Landlord at all times acting reasonably. The Tenant agrees that certificates of insurance on the Landlord’s standard form or if required by the Landlord or the Mortgagee certified copies or certificates of each such insurance policy will be delivered to the Landlord as soon as practicable after the placing of the required insurance. All policies shall contain an undertaking by the insurers to notify the Landlord and the Mortgagee in writing not less than thirty (30) days prior to any material change, cancellation or termination thereof.

iv.	The Tenant agrees that if the Tenant fails to take out or keep in force any such insurance referred to in this Section 12.01, or should any such insurance not be approved by either the Landlord or the Mortgagee, each acting reasonably, and should the Tenant not rectify the situation immediately after written notice by the Landlord to the Tenant, the Landlord has the right without assuming any obligation in connection therewith to affect such insurance at the sole cost of the Tenant and all outlays by the Landlord shall be immediately paid by the Tenant to the Landlord as Additional Rent without prejudice to any other rights and remedies of the Landlord under this Lease.

12.02                     Increase in Fire Insurance Premium

The Tenant covenants with the Landlord that, except for the use of the Leased Premises in accordance with Section 7.01 hereof, the Tenant will not do or omit or permit to be done or omitted upon the Leased Premises anything which shall be or result in a nuisance or which shall cause any increase of premium for the fire, boiler and/or casualty rates on the Leased Premises or the Building or any part thereof above the rate for the least hazardous type of occupancy legally permitted in the Leased Premises and the Tenant shall pay such additional premium on the fire, boiler and/or casualty insurance policies. The Tenant also shall pay in such event any additional premium on the rent insurance policy that may be carried by the Landlord for its protection against rent loss through fire. If notice of cancellation shall be given respecting any insurance policy or if any insurance policy upon the Leased Premises or the Building or any part thereof shall be cancelled or refused to be renewed by an insurer by reason of the use or occupation of the Leased Premises or any part thereof or the acts or omissions of the Tenant, the Tenant shall forthwith remedy or rectify such use or occupation upon request to do so in writing by the Landlord, and if the Tenant shall fail to do so within twenty-four (24) hours of such written request, the Landlord shall have the right to enter the Leased Premises and rectify the situation, without liability to the Tenant for any loss or damage occasioned by such entry and rectification, or shall be entitled to hold the Tenant liable for any damage or loss resulting from such cancellation or refusal. In determining whether increased premiums are the result of the Tenant’s use of the Leased Premises, a schedule, issued by the organization making the insurance rate on the Leased Premises, showing the various components of such rate, shall be conclusive evidence of the several items and charges which make the fire insurance rate of the Leased Premises. Bills for such additional premiums shall be rendered by the Landlord to the Tenant at such times as the Landlord may elect, and shall be due from and payable by the Tenant when rendered, and the amount thereof shall be deemed to be and be paid as Additional Rent.

22

12.03                    Landlord’s Insurance

The Landlord shall at all times throughout the Term carry insurance on the Building (excluding the footings and foundations) and the machinery, boilers and equipment contained therein and owned by the Landlord or for which the Landlord has assumed responsibility against damage caused by fire and extended perils, including the perils of flood, earthquake and the standard commercial building form, All Risks Perils, or their equivalent, in such reasonable amounts and with such reasonable deductions as would be carried by a prudent owner of a reasonably similar building, having regard to size, age and location. The Landlord shall also carry throughout the Term public liability and property damage insurance with respect to the Landlord’s operations in the Building in such reasonable amounts and with such reasonable deductions as determined from time to time by the Landlord, but in any event not less than $5,000,000.00 per occurrence, and shall also carry such other form or forms of insurance as the Landlord or the Mortgagee reasonably considers advisable including from time to time rental income insurance, sound and television equipment insurance and war risk insurance (when war insurance is available and a state or war exists or is threatened). The Tenant shall throughout the Term pay its Proportionate Share of the total costs incurred by the Landlord in respect of the purchasing of all such insurance coverages as part of Operating Costs.

Notwithstanding the Landlord’s covenant herein and the Tenant’s contribution to the cost of the Landlord’s insurance premiums; (i) the Tenant is not relieved of any liability arising from or contributed to by its negligence or its wilful acts or omissions; (ii) no insurable interest or other benefit (including an implied waiver of subrogation from the Landlord’s insurers) is conferred upon the Tenant under the Landlord’s insurance policies; and (iii) the Tenant has no right to receive proceeds from the Landlord’s insurance policies.

12.04                    Plate Glass

The Tenant shall replace in accordance with the Landlord’s specifications, at the expense of the Tenant, any and all plate and other glass damaged or broken from any cause whatsoever in and about the Leased Premises, save and except the negligence of the Landlord or those for whom it is at law responsible, The Tenant shall insure and keep insured, at its expense, all plate and other glass in the Leased Premises for and in its name and in the name of the Landlord, with interest of the Mortgagee of the Leased Premises noted in the insurance policy, if so required.

12.05                    Sign Insurance

The Tenant shall insure and keep insured, at its expense, all signs relating to the Tenant’s business placed or erected on the exterior of the Leased Premises or the Building for and in its name and in the name of the Landlord, with the interest of the Mortgagee of the Leased Premises noted in the insurance policy, if so required by the Landlord.

12.06                    Loss or Damage

The Landlord shall not be liable for any death or injury arising from or out of any occurrence in, upon, at or relating to the Building or damage to property of the Tenant or of others located on the Leased Premises, nor shall it be responsible for any loss of or damage to any property of the Tenant or others from any cause whatsoever, unless such death, injury, loss or damage results from the negligence of the Landlord, its agents, servants or employees or other persons for whom it may in law be responsible. Without limiting the generality of the foregoing, the Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, flood, snow or leaks from any part of the Leased Premises or from the pipes, appliances, plumbing works, roof or subsurface of any floor or ceiling or from the street or any other place or by dampness or by any other cause whatsoever. The Landlord shall not be liable for any such damage caused by other tenants or persons in the Building or by occupants of adjacent property thereto, or the public, or caused by construction or by any private, public of quasi-public work. All property of the Tenant kept or stored on the Leased Premises shall be so kept or stored at the risk of the Tenant only and the Tenant shall indemnify the Landlord and save it harmless from any claims arising out of any damages to the same, including, without limitation, any subrogation claims by the Tenant’s insurers.

23

12.07                    Indemnification of the Landlord

The Tenant shall indemnify the Landlord and save it harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the Leased Premises, the occupancy or use by the Tenant of the Leased Premises or any part thereof, or occasioned wholly or in part by any act or omission of the Tenant, its agents, contractors, employees, servants, licensees, or concessionaires or invitees. In case the Landlord shall, without fault on its part, be made a party to any litigation commenced by or against the Tenant, then the Tenant shall protect and hold the Landlord harmless and shall pay all reasonable costs, expenses and solicitors’ and counsel fees on a solicitor and his client basis incurred or paid by the Landlord in connection with such litigation.

Article XIII
DESTRUCTION OF LEASED PREMISES

13.01                    Total or Partial

Destruction of Leased Premises Provided and it is hereby expressly agreed that if, during the Term, the Leased Premises are totally or partially destroyed or damaged by fire or the elements, explosion, riot, impact by aircraft or vehicles, smoke damage, sprinkler leakage, malicious damage, acts of God or the Queen’s enemies or other perils in respect of which the Landlord is insured, the following provisions shall have effect:

i.	If the Leased Premises are rendered partially unfit for occupancy by the Tenant, the Rent hereby reserved shall abate in part only in the proportion that the part of the Leased Premises rendered unfit for occupancy by the Tenant bears to the whole of the Leased Premises or if the Leased Premises are rendered wholly unfit for occupancy by the Tenant the Rent hereby reserved shall be suspended in each case until the Leased Premises have been rebuilt and/or repaired or restored;

ii.	Notwithstanding the provisions of subparagraph (a) immediately preceding, if the Leased Premises in the opinion of the Architect to be given within ten (10) days of such destruction or damage shall be incapable of being rebuilt and/or repaired or restored with reasonable diligence within 180 days of the happening of such destruction or damage, then either the Landlord or the Tenant may at its option terminate this Lease by notice in writing to the other within thirty (30) days of the date of such destruction or damage and in the event of such notice being so given this Lease shall cease and become null and void from the date of such destruction or damage and the Tenant shall immediately surrender the Leased Premises and all interest therein to the Landlord and the Rent shall be apportioned and shall be payable by the Tenant only to the date of such destruction or damage and the Landlord may re-enter and repossess the Leased Premises discharged of this Lease but if within the said period of thirty (30) days neither the Landlord nor the Tenant shall have given notice terminating this Lease as aforesaid, then upon the expiration of the said period of thirty (30) days the Landlord shall with reasonable promptitude proceed to repair or restore the Leased Premises;

24

iii.	If the Leased Premises shall be capable with reasonable diligence of being rebuilt and/or restored within 180 days of the happening of such destruction or damage in the written opinion of the Architect given within ten (10) days of such destruction or damage, then the Landlord shall rebuild and/or restore or repair the Leased Premises with all speed within the aforesaid 180 days.

iv.	The certificates of the Architect shall bind the parties as to the due completion of repairs.

13.02                    Total or Partial Destruction of Building

In the event that fifty percent (50%) or more of the gross floor area of the Building shall be damaged or destroyed by fire or other cause, notwithstanding that the Leased Premises may be unaffected by such fire or other cause, the Landlord shall have the right, to be exercised by notice in writing delivered to the Tenant within sixty (60) days from and after said occurrence, to elect to cancel and terminate this Lease. Upon the giving of such notice to the Tenant, the Term of this Lease shall expire by lapse of time upon the third (3rd) day after such notice is given, and the Tenant shall vacate the Leased Premises and surrender the same to the Landlord.

Article XIV
ACKNOWLEDGEMENT OF TENANCY,
ATTORNMENT AND SUBORDINATION

14.01                    Acknowledgement of Tenancy

Within five (5) business days after request therefor by the Landlord, or in the event that upon any sale, assignment, mortgage, charge or hypothecation of the Leased Premises and/ or the land thereunder by the Landlord, an acknowledgement of tenancy shall be required from the Tenant, the Tenant agrees to deliver in recordable form a certificate to any proposed Mortgagee or purchaser, or to the Landlord, certifying (if such be the case) that this Lease is in full force and effect; that Rent is paid currently without any defences or offsets thereto; that the Tenant is in possession; that there are no prepaid Rent or security deposits other than those set out in this Lease; that there are no uncured defaults by the Landlord or stating those claimed by the Tenant, and such other matters as the Landlord may reasonably require.

25

14.02                    Attornment

The Tenant shall, if possession is taken under, or any proceedings are brought for the foreclosure of, or in the event of the exercise of the power of sale under any mortgage, charge, ground or underlying lease, or sale and leaseback transaction, deed of trust, or the lien resulting from any other method of financing, refinancing or collateral financing made by the Landlord, or otherwise in existence against the Leased Premises or the Building, attorn to the ground or underlying lessor, Mortgagee, chargee, lessee, trustee, other encumbrancer or the purchaser upon any such foreclosure, sale or other proceeding and recognize such ground or underlying lessor, Mortgagee, chargee, lessee, trustee, other encumbrancer or the purchaser as the Landlord under this Lease.

14.03                    Subordination

It is a condition of this Lease and the Tenant’s right granted hereunder, that this Lease and all of the rights of the Tenant hereunder are, and shall at all times be, subject and subordinate to any and all ground or underlying leases, mortgages, trust deeds, or the charge or lien resulting from, or any instruments of, any financing, refinancing or collateral financing or any renewals or extensions thereof from time to time in existence against the lands, buildings and improvements forming the Leased Premises and/or the Building, provided the Tenant shall not be required to deliver to the Landlord a postponement by which the interest of the Tenant shall be subject to the rights of any such ground or underlying lessor, Mortgagee, trustee, chargee or other encumbrancer until the Landlord obtains from such party a non-disturbance agreement in a form satisfactory to the Tenant, acting reasonably. Such non-disturbance agreement shall be on the Tenant’s standard form and shall include, without limitation, provisions that so long as the Tenant is not in default under this Lease, such ground or underlying lessor, Mortgagee, trustee, chargee or other encumbrancer will not do anything which will result in the termination of this Lease; that such ground or underlying lessor, Mortgagee, trustee, chargee or other encumbrancer will not disturb the Tenant’s possession of the Leased Premises; and that such ground or underlying lessor, Mortgagee, trustee, chargee or other encumbrancer will comply with all obligations of the Landlord under this Lease.

Article XV
ASSIGNMENT AND SUBLETTING

15.01                    Consent Required

The Tenant covenants not to assign, mortgage or encumber this Lease nor sublet the Leased Premises in whole or in part or permit the occupation of all or any part thereof by others without the prior written consent of the Landlord, which consent shall not be unreasonably withheld or delayed. The consent of the Landlord to any assignment, mortgage, encumbrance or subletting shall not constitute a waiver of necessity for such consent to any subsequent assignment, mortgage, encumbrance or subletting. Subject to Section 15.07, this prohibition against assigning or subletting shall be construed to include a prohibition against any assignment or subletting by operation of law. If this Lease is assigned or any part of the Leased Premises is occupied by anybody other than the Tenant, the Landlord may collect rent from the assignee, subtenant or occupant and apply the net rent collected to the Rent and other amounts payable hereunder. No such assignment, subletting, occupancy or collection or the acceptance of the assignee, subtenant or occupant as Tenant shall be deemed a waiver of this covenant. Notwithstanding any assignment, mortgage, encumbrance or sublease, the Tenant shall remain fully liable on this Lease and shall not be released from performing any of its terms, covenants and conditions. The preparation and cost of preparing an assignment of this Lease or a sublease of the Leased Premises shall be borne by the Tenant and the Tenant shall pay all reasonable costs, both legal and administrative, incurred by the Landlord in reviewing and consenting to such assignment or subletting. Any assignee, sublessee, trustee, mortgagee or occupant shall execute an indenture, prepared by the Landlord, and covenant directly with the Landlord agreeing to be bound by all of the terms of this Lease as if such assignee, sublessee, trustee, mortgagee or occupant had originally executed this Lease as Tenant.

26

15.02                    Conditions of Consent

Prior to any consent being given, the Landlord shall be entitled to be satisfied, acting reasonably, as to the financial ability and business standing of the proposed assignee, sublessee, trustee, mortgagee or occupant is satisfactory to the Landlord and that the nature of the business to be carried on in the Leased Premises shall not conflict with any other businesses then being carried on by any tenants or occupants of the Building, or possibly put the Landlord in breach of any restrictive covenants which it may have granted.

15.03                    Mechanics of Consent

Request by the Tenant to assign, mortgage or encumber this Lease or to sublet, transfer or part with possession of all or any part of the Leased Premises shall be in writing to the Landlord with such information as the Landlord may reasonably require and shall include an original copy of the proposed assignment, sublease, mortgage, transfer or document evidencing the parting with or sharing possession and the Landlord shall within fifteen (15) days thereafter notify the Tenant in writing either (a) that it consents to or does not consent to the assignment, subletting, mortgaging, transferring, parting with or sharing possession, as the case may be.

15.04                    No Advertising of Leased Premises

The Tenant shall not print, publish, post, display or broadcast any notice or advertisement to the effect that the Leased Premises are for lease or for sale or otherwise advertise the proposed sale or lease of the whole or any part of the Leased Premises and shall not permit any broker or other party to do any of the foregoing, unless the complete text and format of any such notice, advertisement or offer is first approved in writing by the Landlord, such approval not to be unreasonably withheld or delayed. Without in any way restricting or limiting the Landlord’s right to refuse any text or format on other grounds, any text or format proposed by the Tenant shall not contain any reference to the rental rate of the Leased Premises.

27

15.05                    Assignment by Landlord

In the event of the sale or lease by the Landlord of the Building or any part thereof or the assignment by the Landlord of this Lease or any interest of the Landlord hereunder, and only to the extent that such purchaser or assignee assumes the covenants and obligations of the Landlord hereunder, the Landlord shall, thereupon and without further agreement, be freed and relieved of all liability with respect to such covenants and obligation.

15.06                    Corporate Ownership

If the Tenant is a corporation or if the Landlord has consented to an assignment of this Lease or a subletting of the Leased Premises to a corporation, any transfer or issue by sale, assignment, operation of law or other disposition, or by subscription, from time to time, of all or any part of the corporate shares of the Tenant or of any parent or subsidiary corporation of the Tenant or any corporation which is an associate or affiliate of the Tenant (as those terms are defined pursuant to the Business Corporations Act of Ontario and amendments thereto) which results in any change in the present effective voting control of the Tenant as at the date of execution of this Lease (or at the date an assignment of this Lease or subletting of the Leased Premises to a corporation is permitted) shall require the prior written consent of the Landlord and all of the terms and provisions of this Article XV shall apply to same as if same were a request for assignment or subletting pursuant to the provisions of Section 15.01 hereof. The Landlord acknowledges that this Section 15.06 shall not apply to the Tenant so long as the Tenant is or becomes a public corporation, meaning that the shares of the Tenant or of the parent corporation of the Tenant, if any, are listed on a recognized stock exchange.

15.07                    Particular Assignment by Trillium

Notwithstanding anything to the contrary contained in the Lease, so long as the Tenant is Trillium Therapeutics Inc. and is not then in default under this Lease, the Tenant shall be entitled to assign this Lease or sublet the whole or any part of the Leased Premises, without the Landlord’s consent, but upon written notice to the Landlord at least 10 days prior to the effective date thereof, to:

(a)            a subsidiary, parent or affiliated corporation of the Tenant (within the meaning of the Canada Business Corporations Jet); provided, in the event that the assignee or subtenant ceases to be a subsidiary, parent or affiliate of the Tenant, a Transfer in respect of which the Landlord’s consent is required as provided for herein shall be deemed to have occurred;

(b)            a corporation formed as a result of a merger or amalgamation of the Tenant (within the meaning of the Canada Business Corporations Act) with another corporation; or

(c)            the purchaser of the Tenant’s business operations in Canada or a substantial portion thereof (other than as a result of a sale pursuant to bankruptcy, insolvency or similar creditor proceedings), provided that said purchaser is a publicly traded corporation on a major stock exchange in Canada or the United States of America or has a net worth at least equal to that of the Tenant as of the Commencement Date; or If the Tenant (or any permitted assignee thereof) is a corporation whose shares are traded publicly on a recognized exchange, and if such number of shares of such corporation or of any parent or affiliate of such corporation are issued or transferred, whether by operation of law or otherwise, so as to result in a change in the effective control of such corporation then, and so often as such a change of control shall occur, such change shall not be deemed to be an assignment of this Lease, and the Tenant shall notify the Landlord in writing in accordance with this section.

Notwithstanding the foregoing, it is understood and agreed that, upon any such Transfer, the Tenant will not be released nor relieved from its obligations under this Lease including, without limitation, the obligation to pay Rent and, if the Lease is assigned, the Transferee shall covenant directly with the Landlord to be bound by the terms of the Lease.

Article XVI
DEFAULT OF TENANT

16.01                    Right to Re-Enter

When

i.	the Tenant shall be in default in the payment of any Rent and such default shall continue for a period of five (5) consecutive days; or

ii.	the Tenant shall be in default of any of its covenants, obligations or agreements under this Lease or of any term or condition of this Lease (other than its covenant to pay Rent) and such default shall continue for a period of fifteen (15) consecutive days after written notice by the Landlord to the Tenant specifying with reasonable particularity the nature of such default and requiring the same to be remedied (or, where such default is not capable of remedy within fifteen (15) consecutive days, then if the Tenant shall fail within such period to commence and proceed diligently to remedy such default within such longer period as is reasonably required to effect such remedy);

then and in any of such cases the then current month’s Rent, together with the Rent for the three (3) months next ensuing shall immediately become due and payable, and at the option of the Landlord, the Term shall become forfeited and void, and the Landlord may without notice or any form of legal process whatsoever forthwith re-enter upon the Leased Premises or any part thereof in the name of the whole and repossess and enjoy the same as of its former estate, anything contained in any statute or law to the contrary notwithstanding, provided, however, that such forfeiture shall be wholly without prejudice to the right of the Landlord to recover arrears of Rent or damages for any antecedent default by the Tenant of its covenants, obligations or agreements under this Lease or any term or condition of this Lease and provided further that notwithstanding any such forfeiture the Landlord may subsequently recover from the Tenant damages for loss of Rent suffered by reason of this Lease having been prematurely determined.

16.02                    Right to Relet

Should the Landlord elect to re-enter, as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Leased Premises, and relet the Leased Premises or any part thereof as agent for the Tenant for such term or terms (which may be for a term extending beyond the Term of this Lease) and at such rental or rentals and upon such other terms and conditions as the Landlord in its sole discretion may deem advisable; upon each reletting all rentals received by the Landlord from such reletting shall be applied; first, to the payment of any indebtedness other than Rent due hereunder from the Tenant to the Landlord; second, to the repayment of any costs and expenses of such reletting, including brokerage fees and solicitors’ fees and of costs of such alterations and repairs; third, to the payment of Rent due and unpaid hereunder, and the residue, if any, shall be held by the Landlord and applied in payment of future Rent as the same may become due and payable hereunder. If such Rent received from such reletting during any month be less than that to be paid during that month by the Tenant hereunder, the Tenant shall pay any such deficiency to the Landlord. Such deficiency shall be calculated and paid monthly. No such re-entry or taking possession of the Leased Premises by the Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to the Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, the Landlord may at any time thereafter elect to terminate this Lease for such previous breach. Should the Landlord at any time terminate this Lease for any breach, in addition to any other remedies it may have, it may recover from the Tenant all damages it may incur by reason of such breach, including the cost of recovering the Leased Premises, and including the worth at the time of such termination of the excess, if any, of the amount of Rent and charges equivalent to Rent reserved in this Lease for the remainder of the Term hereof over the then reasonable rental value of the Leased Premises for the remainder of the Term hereof, all of which amounts shall be immediately due and payable from the Tenant to the Landlord. In determining the Rent which would be payable by the Tenant hereunder, subsequent to default, the annual Rent for each year of the unexpired Term shall be equal to the then annual Minimum Rent payable by the Tenant at the time of default, together with all Additional Rent which would have been payable during the calendar year in which this Lease was terminated, pro-rated over a full calendar year, if required.

16.03                    Legal Expenses

In case suit shall be brought for recovery of possession of the Leased Premises, for the recovery of Rent or any other amount due under the provisions of this Lease, or because of the breach of any other covenant herein contained on the part of the Tenant to be kept or performed and a breach shall be established, Tenant shall pay to Landlord all expenses incurred therefore, including reasonable solicitor’s and counsel fees on a solicitor and his client basis.

16.04                    Bankruptcy

The Tenant covenants and agrees that if the Term or any of the goods and chattels of the Tenant on the Leased Premises shall be at any time during the Term seized or taken in execution or attachment by any creditor of the Tenant or if the Tenant shall make any assignment for the benefit of creditors or any bulk sale or, becoming bankrupt or insolvent, shall take the benefit of any Act now or hereafter in force for bankrupt or insolvent debtors or if any order shall be made for the winding up of the Tenant, or if the Leased Premises shall without the written consent of the Landlord become and remain vacant for a period of fifteen (15) days, or be used by any other persons than such as are entitled to use them under the terms of this Lease, or if the Tenant shall without the written consent of the Landlord abandon or attempt to abandon the Leased Premises or to sell or dispose of goods or chattels of the Tenant or to remove them or any of them from the Leased Premises, other than in the ordinary course of its business, so that there would not in the event of such abandonment, sale or disposal be sufficient goods on the Leased Premises subject to distress to satisfy the Rent above due or accruing due, then and in every such case the then current month’s Rent and the next ensuing three (3) months’ Rent shall immediately become due and be paid and the Landlord may re-enter and take possession of the Leased Premises as though the Tenant or the servants of the Tenant or any other occupant of the Leased Premises were holding over after the expiration of the Term and the Term shall, at the option of the Landlord, forthwith become forfeited and determined, and in every one of the cases above such accelerated Rent shall be recoverable by the Landlord in the same manner as the Rent hereby reserved and as if Rent were in arrears and the said option shall be deemed to have been exercised if the Landlord or its agents given notice to the Tenant as provided for herein.

16.05                    The Landlord May Perform Covenants

If the Tenant shall fail to perform any of its covenants or obligations under or in respect of this Lease, the Landlord may from time to time at its discretion, perform or cause to be performed any of such covenants or obligations, or any part thereof, and for such purpose may do such things upon or in respect of the Leased Premises or any part thereof as the Landlord may consider requisite or necessary.

All expenses incurred and expenditures made by or on behalf of the Landlord under this Section shall be forthwith paid by the Tenant and if the Tenant fails to pay the same, the Landlord may add the same to the Rent and recover the same by all remedies available to the Landlord for the recovery of Rent in arrears.

16.06                    Landlord May Follow Chattels

Provided that in case of removal by the Tenant of the goods and chattels of the Tenant from the Leased Premises, other than in the ordinary course of its business, the Landlord may follow the same for thirty (30) days in the same manner as is provided for in the Commercial Tenancies Act (Ontario).

16.07                    Waiver of Exemptions

The Tenant hereby covenants and agrees with the Landlord in consideration of the premises and of the leasing and letting by the Landlord to the Tenant of the Leased Premises for the Term hereby created (and it is upon that express understanding that these presents are entered into) that notwithstanding anything contained in the Commercial Tenancies Act (Ontario), or in any other Statute which may hereafter be passed to take the place of the said Act or to amend the same, none of the goods or chattels owned by the Tenant at any time during the continuance of the Term hereby created on the Leased Premises shall be exempt from levy by distress for Rent in arrears by the Tenant as provided for by any Section or Sections of the said Act, or any amendment or amendments thereto, and that upon any claim being made for such exemption by the Tenant or on distress being made by the Landlord this covenant and agreement may be pleaded as an estoppel against the Tenant in any action brought to test the right to the levying upon any such goods as are named as exempted in said Section or Sections or amendment or amendments thereto, the Tenant waiving as the Tenant hereby does, all and every benefit that could or might have accrued to the Tenant under and by virtue of the said Section or Sections of the said Act or any amendment or amendments thereto but for this covenant. For clarification purposes it is understood and agreed that the Landlord shall have no claims under this Section 16.07 against goods or chattels leased by the Tenant from arm’s length third parties.

Article XVII
ACCESS BY THE LANDLORD

17.01                    Right of Entry

i.	The Landlord and any person authorized by the Landlord shall on reasonable notice to the Tenant have the right to use, install, maintain and/or repair pipes, wires, ducts or other installations in, under or through the Leased Premises for or in connection with the supply of any services to the Leased Premises or any other premises in the Building. Such services shall include (without limiting the generality of the foregoing) gas, electricity, water, sanitation, heat, ventilation and air-conditioning.

ii.	When necessary by reason of accident or other cause or in order to make any repairs, alterations, improvements or additions in or relating to the Leased Premises or to other portions of the Building, the Landlord may, at mutually agreeable times, cause such reasonable and temporary obstruction of Common Areas as may be necessary and may interrupt or suspend the supply to the Leased Premises of electricity, water and other services where necessary and until said repairs, alterations, improvements or additions shall have been completed. There shall be no abatement in Rent because of any such obstruction, interruption or suspension provided that such repairs, alterations, improvements or additions are made as expeditiously as is reasonably possible and in a manner designed to minimize interference with the conduct of the Tenant’s business.

iii.	The Landlord or its agents shall have the right to enter upon the Leased Premises at all reasonable times and on reasonable notice to the Tenant to view the state of repair, condition and use thereof and to make such repairs, alterations, improvements or additions as it may deem advisable and the Landlord or its agents shall be allowed to take all material into and upon the Leased Premises that may be required therefor without the same constituting an eviction of the Tenant in whole or in part. The Rent shall in no way abate while such decorations, repairs, alterations, improvements or additions are being made by reason of loss or interruption of the business of the Tenant because of the prosecution of any such work, provided that the same are made as expeditiously as is reasonably possible and in a manner designed to minimize interference with the Tenant’s business.

iv.	The Landlord shall not be liable to the Tenant for any interference or inconvenience caused by any additional construction or repairs permitted hereunder, provided such additional construction or repairs are carried out as expeditiously as is reasonably possible and in a manner designed to minimize interference with the Tenant’s business.

v.	During the six (6) months prior to the expiration of the term of this Lease, the Landlord may at all reasonable times and on reasonable notice to the Tenant exhibit the Leased Premises to prospective tenants or purchasers and place upon the Leased Premises the usual notices “To Let” or “For Sale” which notices the Tenant shall permit to remain where placed without molestation.

vi.	If the Tenant shall not be personally present to open and permit an entry into the Leased Premises, at any time, when for any reason an entry therein shall be necessary as a result of an emergency (for example, fire, flood, Act of God and the like), the Landlord or the Landlord’s agents may enter the same by a master key, or may forcibly enter the same, without rendering the Landlord or such agents liable therefor, and without in any manner affecting the obligations and covenants of this Lease.

vii.	Nothing in this Section contained, however, shall be deemed or construed to impose upon the Landlord any obligation, responsibility or liability whatsoever for the care, maintenance or repair of the building or any part thereof, except as otherwise in this Lease specifically provided.

Article XVIII
HOLDING OVER, SUCCESSORS

18.01                    Holding Over

In the event the Tenant remains in possession of the Leased Premises after the end of the Term or Renewal Term, as applicable, and without the execution and delivery of a new lease, there shall be no tacit renewal of this Lease and the Term hereby granted, and the Tenant shall be deemed to be occupying the Leased Premises as a Tenant from month to month at a monthly rent payable in advance on the first day of each month equal to the sum of one-hundred and twenty five percent (125%) of the Minimum Rent payable during the last full month of the Term or Renewal Term, as applicable, and as additional rent, one-twelfth of the Additional Rent payable by the Tenant during the last Lease Year of the Term or Renewal Term, as applicable, and otherwise upon the same terms and conditions as are set forth in this Lease, so far as applicable.

18.02                    Successors

All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors and assigns of the said parties, and if there shall be more than one tenant, they shall all be bound jointly and severally by the terms, covenants and agreements herein. No rights, however, shall enure to the benefit of any assignee of the Tenant unless the assignment to such assignee has been approved by the Landlord in writing as provided in Section 15.01 hereof.

Article XIX
QUIET ENJOYMENT

19.01                    The Landlord’s Covenant

The Landlord covenants with the Tenant for quiet enjoyment.

Article XX
MISCELLANEOUS

20.01                    Waiver

Failure by the Landlord or the Tenant to require performance of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or of any subsequent breach of the same or of any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by the Landlord shall not be deemed to be a waiver of any preceding breach by the Tenant of any term, covenant or condition of this Lease, other than the failure of the Tenant to pay the particular rent so accepted, regardless of the Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No covenant, term or condition of this Lease shall be deemed to have been waived by the Landlord or the Tenant, unless such waiver be in writing by the Landlord or the Tenant, respectively.

20.02                    Accord and Satisfaction

No payment by the Tenant or receipt by the Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement or any cheque or any letter accompanying any cheque or payment as Rent be deemed an accord and satisfaction, and the Landlord may accept such cheque or payment without prejudice to the Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

20.03                    Entire Agreement

This Lease and the schedules and rider, if any, attached hereto and forming a part hereof, set forth all the covenants, promises, agreements, conditions and understandings between the Landlord and the Tenant concerning the Leased Premises and there are no covenants, promises, agreements, conditions or representations, either oral or written, between them other than are herein and in the said schedules and rider, if any, set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon the Landlord or the Tenant unless reduced to writing and signed by them.

20.04                    No Partnership

The Landlord does not, in any way or for any purpose, become a partner of the Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with the Tenant.

20.05                    Force Majeure

In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labour troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Notwithstanding anything herein contained, the provisions of this Section 20.05 shall not operate to excuse the Tenant from the prompt payment of Minimum Rent, Additional Rent or any other payments required by the terms of this Lease, nor entitle the Tenant to compensation for any inconvenience, nuisance or discomfort thereby occasioned.

20.06                    Notices

Any notice herein provided or permitted to be given by the Tenant to the Landlord shall be sufficiently given if delivered, or if mailed in Canada, registered and postage prepaid, addressed to the Landlord at 161 Frederick Street, Suite 201, Toronto, Ontario, M5A 4P3, and any notice herein provided or permitted to be given by the Landlord to the Tenant shall be sufficiently given if delivered, or if mailed in Canada, registered and postage prepaid, addressed to the Tenant at 2488 Dunwin Drive, Mississauga, Ontario L5L 1J9. Any such notice given as aforesaid shall be conclusively deemed to have been given on the day on which such notice is delivered or on the third day that there is postal delivery following the day on which such notice is mailed, as the case may be. Either party may at any time give notice in writing to the other of any change of address of the party giving such notice and from and after the giving of such notice the address therein specified shall be deemed to be the address of such party for the giving of notices hereunder. The word “notice” in this paragraph shall be deemed to include any request, statement or other writing in this Lease provided or permitted to be given by the Landlord to the Tenant or by the Tenant to the Landlord.

20.07                    Place for Payment of Rent

The Tenant shall pay the Rent, including all Additional Rent, at the office of the Landlord specified in Section 20.06 hereof, or at such place or places as the Landlord may designate from time to time by notice in writing.

20.08                    Approval in Writing

Wherever the Landlord’s consent is required to be given hereunder or wherever the Landlord must approve any act or performance by the Tenant, such consent or approval, as the case may be, shall be given in writing by the Landlord before same shall be deemed to be effective.

20.09                    Registration

The Tenant shall not register this Lease without the written consent of the Landlord. However, upon the request of either party hereto the other party shall join in the execution of a memorandum or so called “short form” of this Lease for the purpose of registration. Said memorandum or short form of this Lease shall describe the parties, the Leased Premises and the Term and shall be prepared and registered at the expense of the Tenant.

20.10                    Governing Law

The Lease is to be governed by and construed according to the laws of the Province of Ontario.

20.11                    Captions and Section Numbers

The captions, section numbers and article numbers appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or articles or of this Lease, nor in any way affect this Lease.

20.12                    Partial Invalidity

If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease and/or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be separately valid and enforceable to the fullest extent permitted by law.

20.13                    No Option

The submission of this Lease for examination does not constitute a reservation of or option for the Leased Premises and this Lease becomes effective as a Lease only upon execution and delivery thereof by the Landlord and the Tenant.

20.14                    Compliance with The Planning Act

It is an expressed condition of the within Lease and the Landlord and the Tenant so agree and declare that the provisions of Section 50 of the Planning Act, 1991 and amendments thereto, be complied with if applicable in law. Until any necessary consent to the Lease is obtained, the Term (including any extensions thereof) and the Tenant’s rights and entitlement granted by this Lease are deemed to extend for a period only of twenty-one (21) years less one (1) day from the Lease Commencement Date. The Tenant shall apply diligently to prosecute such application for such consent forthwith upon the execution of the Lease by both the Landlord and the Tenant and the Tenant shall be responsible for all costs, expenses, taxes and levies imposed, charged or levied as a result of such application and in order to obtain such consent. The Tenant shall keep the Landlord informed, from time to time, of its progress in obtaining such consent and the Landlord shall cooperate with the Tenant in regard to such application. Notwithstanding the foregoing provisions of this Section 20.14, the Landlord reserves the right at any time to apply for such consent in lieu of the Tenant (at the Tenant’s expense) and the Tenant’s application is hereby expressly made subject to any application with the Landlord intends to make.

20.15                    Compliance With Environmental Law

The Tenant hereby covenants and agrees to indemnify and save harmless the Landlord and all those for whom the Landlord is at law responsible from any and all loss, costs, claims, damages, liabilities, expenses or injuries caused or contributed to by any hazardous substances which are at any time located, stored or incorporated in any part of the Building or Leased Premises resulting from the actions of the Tenant during the term of this Lease or any renewal thereof.

20.16                    Time To Be of the Essence

Time shall be of the essence of this Indenture of Lease.

20.17                    Schedules

The following schedules form part of this Lease:

Schedule A - Legal Description of Building;

Schedule B - Sketch Floor Plan of Leased Premises;

Schedule B-l - Sketch Floor Plan showing Landlord’s Work;

Schedule C - Rules and Regulations;

Schedule D - Special Provisions;

Schedule E - Tenant Leasehold Improvements - Feasibility Plan.

IN WITNESS WHEREOF the Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

PENWEST REVENUE CORP.

Per:	/s/ Benjamin Rubin
Name: Benjamin Rubin Title: President

I/We have authority to bind the Corporation

TENANT:

TRILLIUM THERAPEUTICS INC.

Per:	/s/ James Parsons
Name: James Parsons
Title: CFO

I/We have authority to bind the Corporation

SCHEDULE “A”
LEGAL DESCRIPTION OF BUILDING

PIN 13421-0282 (LT) (No. 43)

Lot 348, 349, 350, Plan 915 Mississauga and Part Lot 351, Plan 915 Mississauga, designated as Part 1 on Plan 43R-921; Mississauga

SCHEDULE “B” - SKETCH FLOOR PLAN OF LEASED PREMISES

[Excluded from Leased Premises]

EXISTING MEZZANINE PLAN
FLOOR PLAN
GENERAL NOTES
EQUIPMENT LEGEND
PARTITION LEGEND
FLOOR PLAN LEGEND
TRIMEL BIOPHARMA
TRIMEL BIOPHARMA INTERIOR RENOVATIONS
FLOOR PLAN MEZZANINE PLAN
4655
A-2

Schedule “B-l”

Landlord’s Work

SCHEDULE “C”
RULES AND REGULATIONS

1.            All loading and unloading of goods shall be done only in the areas, and through the entrances, designated for such purposes by the Landlord.

2.            Intentionally deleted.

3.            All garbage and refuse shall be kept in the kind of containers specified by the Landlord and shall not be burned in or about the Leased Premises.

4.           The plumbing facilities shall not be used for any other purpose than that for which they are intended, and no foreign substance of any kind shall be thrown therein, and the expense of any breakage, stoppage or damage resulting from a violation of this provision shall be borne by the Tenant.

5.           The Tenant shall use at the cost of the Tenant such pest extermination contractor as the Landlord may reasonably direct and at such intervals as the Landlord may reasonably require.

6.           The Tenant, its employees or agents, shall not mark, paint, drill or in any way deface any walls, ceilings, partitions, floors, wood, stone or iron without the written consent of the Landlord, other than as required for normal decoration provided that upon the expiration or earlier termination of this Lease, the Tenant shall repair all damage caused thereby in a good and workmanlike manner.

7.           The Tenant shall not permit any cooking in the Leased Premises without the written consent of the Landlord, except in the kitchen and cafeteria premises designated by the Tenant for use by its staff.

8.            No sidewalk, entry, passageway or staircase shall be obstructed or used by the Tenant, its officers, agents, servants, employees, contractors, customers, invitees or licensees for any purpose other than ingress to and egress from the Leased Premises.

9.            Intentionally deleted.

10.          Intentionally deleted.

11.          No one shall use the Leased Premises for sleeping apartments or residential purposes, or for the storage of personal effects or articles other than those required for the purposes permitted by the lease to which these rules and regulations are annexed.

12.          Any hand trucks, carryalls or similar appliances used in the Building shall be equipped with rubber tires, side guards and such other safeguards as the Landlord shall require.

13.          No animals or birds shall be brought into the Leased Premises except as permitted by the Lease to which these rules and regulations are annexed.

14.          Intentionally deleted.

2

15.         The Tenant shall not solicit business in the Common Areas or distribute any handbills or other advertising matter in the Common Areas or in automobiles parked in the parking areas.

16.          The Tenant shall keep the Leased Premises at a temperature sufficiently high to prevent freezing of water in pipes and fixtures.

17.         The Tenant shall comply with all applicable requirements of the governmental and other such authorities having jurisdiction regulating noise, vibration and odours.

SCHEDULE “D”
SPECIAL PROVISIONS

1.            SPACE MEASUREMENT:

Prior to the Commencement Date, the Landlord shall, at its cost, deliver to the Tenant a certificate from a third party architect or certified BOMA contractor confirming the actual measurement of the Leased Premises in accordance with BOMA (ANSI/BOMA Z65.1 - 1996) standards.

2.            NO RELOCATION:

The Landlord shall not be permitted to alter or relocate the Leased Premises during the Term or any extensions thereof

3.            OPTION TO TERMINATE:

Tenant shall have the option to terminate the Lease effective any time after the end of the Sixtieth (60th) month of the Term, being October 31, 2020. Tenant shall give written notice of its intention to exercise the Termination Option not later than nine (9) months prior to the effective date. In the event the Termination Option is exercised, Tenant shall pay the Landlord the unamortized balance (based on an 8% rate) of the Tenant Improvement Allowance plus Four (4) months Minimum Net and Additional Rent if terminated from the 61st month to the 84th month, or Two (2) months Minimum Net and Additional Rent if terminated after the 84th month (the “Termination Option Fee”). Tenant shall pay the Termination Option Fee no later than thirty (30) days prior to the effective date of such termination.

4.            FIXTURING PERIOD:

Provided the Lease has been fully executed and proof of the required insurance has been provided, the Tenant shall be granted access to the Leased Premises as of August 1,2015, (or earlier, as close as possible to July 1, 2015, based on the moving out schedule of the departing occupant of the Leased Premises) until one day before the Commencement Date (the “Fixturing Period”). During the Fixturing Period, access to the Leased Premises shall be granted to the Tenant, and all terms of the Lease shall remain in full force and effect, save and except for Minimum Rent and Additional Rent which shall not be due and payable until the Commencement Date. The Tenant shall be permitted to occupy the Leased Premises during the Fixturing Period for the purpose of conducting business.

5.            PARKING:

The Tenant shall be entitled to fifty (50) free parking spaces on-site throughout the Term. Of these, thirty-six (36) shall be available on a first-come, first-serve basis, and the balance shall be Reserved Parking - fourteen (14) reserved spaces.

6.            OPTION(S) TO EXTEND:

Provided the Tenant is not currently in material default, the Tenant shall have the option to extend the Lease (the “Option(s) to Extend”) for up to Two (2) further term(s) of Five (5) years each (the “Extended Term(s)”) upon giving the Landlord at least six (6) months’ written notice of the exercise of such right subject to the same provisions as are contained in the Lease except that (a) there shall be no improvement allowance, rent free period, etc.; (b) there shall be no further right to extend; and (c) the rent for the extended term shall be the then market rent for the Premises as determined by agreement between the Landlord and Tenant.

2

In the event Tenant exercises its option(s) to extend, but the Landlord and Tenant are unable to reach agreement with respect to the financial terms during the Extended Term(s) within sixty (60) days of delivery of the written notice by the Tenant to the Landlord exercising the Tenant’s Option to Extend, then the matter shall be referred to arbitration in accordance the Arbitration Act (Ontario) and the decision of the arbitrator(s) shall be final and binding on the parties named hereto. Landlord and Tenant agree that the cost of the arbitration shall be borne equally by Landlord and Tenant.

7.            LANDLORD’S WORK:

Provided the Lease has been fully executed, the Landlord will complete all below Landlord’s Work at the Landlord’s sole cost and shall use best efforts to substantially complete the Landlord’s Work no later than July 1st, 2015 (“Work Completion Date”):

a)            Ensure that all existing plumbing, electrical, mechanical, HVAC and lighting within the office areas are in proper working order, all existing bathroom facilities are in proper working order, and that the HVAC servicing the other areas are in proper working order;

b)            Remove storage vault as indicated on Schedule “B-l”;

c)            Remove “Down Flow Booth” as indicated on Schedule “B-l”;

d)            Insure that the existing UPS system and generator remain with the Leased Premises for Tenant use and is in proper working order as of the Fixturing Period Date (the cost of acquisition of UPS and generator, up to a cap of $48,000, to be deducted from the total Leasehold Improvement Allowance); and

e)            Remove the safe and cage in the hormone lab as indicated on Schedule “B-l”.

In the event Landlord’s Work is not completed by the Work Completion Date, and it is not as a result of the Tenant’s actions, the Fixturing Period and Commencement Date shall be delayed one day for each day beyond the Work Completion Date that the work is not complete.

The Landlord will complete all Landlord’s Work in a good and workmanlike manner and ensure that the entire unit will be in accordance with all building and fire codes, prior to occupancy.

The Tenant shall, within thirty (30) days following the completion of the Landlord’s Work, notify the Landlord of any defects and the Landlord shall correct such defects within fifteen (15) days following notice to the Landlord. In the event that the Landlord fails to correct any of the deficiencies in the Landlord’s Work, then the Tenant may, at its option, correct such deficiencies and the Landlord shall reimburse the Tenant for such costs within thirty (30) days from the date Tenant remitted payment.

3

For greater clarity, the attached Schedules “B” and “B-l” floor plan do not accurately reflect the current as-built plan and the Landlord will not be making any alterations thereto.

8.            TENANT’S WORK AND TENANT INDUCEMENT:

The Leased Premises shall be accepted by the Tenant on an “as is” basis and the Landlord shall not be required to do any work in respect thereof prior to delivering possession of the Leased Premises to the Tenant except for the Landlord’s Work itemized above. Any installations, removals, alterations, additions, partitions, repairs or improvements which are necessary to enable the Tenant to carry on its business in the Leased Premises (the “Tenant’s Work”) shall be made, erected or installed at the sole cost of the Tenant.

As an inducement to the Tenant to enter into this Lease, the Landlord shall provide the Tenant with an allowance in the amount of Fifteen Dollars ($15.00) per square foot of Rentable Area of the Premises, plus HST, (the “Leasehold Improvement Allowance”) for the purpose of constructing leasehold improvements in the Premises, including professional fees (the “Leasehold Improvements”), and acquisition of the UPS and generator, payable as follows:

a)            A portion (up to two dollars ($2.00) per square foot of Rentable Area, plus applicable taxes) to be used by Landlord for the acquisition of the UPS and generator;

b)            Ten Dollars ($10.00) per square foot of Rentable Area, plus applicable taxes, payable by Landlord to Tenant, within ten (10) business days from the Lease being executed by the Tenant in a form acceptable to the Landlord.

c)            The balance of the Leasehold Improvement Allowance shall be paid by Landlord to Tenant upon substantial completion of the construction of the Leasehold Improvements and delivery of all paid invoices to the Landlord. The Leasehold Improvements shall be completed by the Tenant, at its sole expense and in a good and workmanlike manner, and shall be approximately as described on the “Feasibility Plan” drawing attached as Schedule “E”, subject to reasonable modifications by the Tenant and subject to the Landlord’s prior approval of all plans, which approval shall not be unreasonably withheld or delayed. The Tenant shall be permitted to select its own contractors, consultants, trades, etc., subject to the Landlord’s prior reasonable approval. Tenant shall coordinate the construction of the Leasehold Improvements. All work shall conform to relevant bylaws and regulations. Landlord shall not be entitled to any management, supervisory, administrative or other fees with respect to the Tenant’s Leasehold Improvements.

d)            The Tenant shall be responsible for any costs in excess of the Leasehold Improvement Allowance.

9.            MINIMUM RENT FREE PERIOD:

The Tenant will not be required to pay Minimum Rent for the first two (2) months of the Term namely, November 1, 2015 to December 31, 2015 (the “Minimum Rent Free Period”). The Tenant shall be required to pay the Tenant’s Proportionate Share of Operating Costs, Taxes and utilities during the Minimum Rent Free Period.

4

10.         SPACE PLANNING CONSULTANT:

Upon the execution of this Lease agreement, the Landlord will reimburse the Tenant with respect to the services of a space planning consultant or architect to determine the “Feasibility Plan” layout for the Tenant and the costs related thereto, to a maximum cost of $0.10 plus applicable taxes per square foot of the Rentable Area of the Leased Premises.

SCHEDULE “E”
TENANT LEASEHOLD IMPROVEMENTS - FEASIBILITY PLAN